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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-32638 and 333-53042 on Form S-3, and Registration Statement Nos. 333-45969 and 333-56395 on Form S-8 of Bionutrics, Inc. (the "Company") of our report dated December 8, 2000, except for Note 13, as to which the date is December 30, 2000, and Note 14, as to which the date is December 26, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K/A of Bionutrics, Inc. for the year ended October 31, 2000.





DELOITTE & TOUCHE LLP

Phoenix, Arizona
January 16, 2002